EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-185870, and 333-150979) and Registration Statements on Form S-8 (Nos. 333-69086, 333-128433 and 333-153682) of Hancock Fabrics, Inc. of our report dated April 26, 2013 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ Burr Pilger Mayer, Inc.
San Francisco, California
April 26, 2013